Exhibit 99.1

CONTACTS:

Michael Reed	Stanley Wunderlich
President and CEO	Consulting for Strategic Growth
Tel: (203) 797-2699	Tel: (800) 625-2236
Fax: (203) 797-2697	Fax: (212) 337-8089
www.electroenergyinc.com

Electro Energy Appoints William B. Wylam to the Board of Directors
Wylam Is One of the Auto Industry’s Pioneers in Advanced Battery Technologies

DANBURY, CT, Aug 18, 2006 (MARKET WIRE via COMTEX News Network) — Electro Energy Inc. (NASDAQ: EEEI), a developer and manufacturer of advanced rechargeable batteries, announced today that William B. Wylam has been appointed to the Company’s Board of Directors.

Mr. Wylam is acknowledged as one of the auto industry’s pioneers in advanced battery technologies. Earlier this month he received an honorary doctorate degree in Engineering from Purdue University citing his leadership in promoting alternative energy technologies and international business development in energy-related fields.

Mr. Wylam is currently President of International Energy, LLC, and Chairman of Electricore Inc., both in Indianapolis. In 2005, he retired from Remy International Inc. (formerly Delco Remy), where he served as Corporate Director of Technology, capping a four-decade career at the company. Through his work with Delco Remy, he established the Electricore Consortium, an Indiana-based non-profit corporation that organizes public-private partnerships to conduct research and projects in the area of advanced manufacturing and electric vehicle technologies. He has been Chairman of the Consortium’s board since its inception in 1992.

Mr. Wylam also serves as a Director of the Flagship Enterprise Center, a small business incubator and early business accelerator, and as Chairman of the technical advisory committee of the Flagship Energy Systems Center, which promotes the development of companies in the area of alternative energy, including hybrid vehicles and lithium batteries.

Michael E. Reed, CEO of Electro Energy said, “We are extremely pleased that Bill Wylam has agreed to join the Board of Electro Energy. His pioneering commitment to alternative energy technologies fits precisely with the ambitions we have for our Company, which is now on the cusp of substantial growth through our newly acquired facility in Gainesville, Florida. We are indeed honored to have his involvement in developing our proprietary bi-polar battery technology into the market leader for stronger, lighter, lower cost, more flexible and more environmentally friendly batteries to serve new markets, including plug-in hybrid electric vehicles, other electric vehicles, power tools, and numerous other applications that require high-power compact rechargeable batteries.”

Mr. Wylam stated, “I’m very pleased to join the board of this innovative Company. I’m well aware of the accomplishments of its founder and Chairman, Martin G. Klein, and look forward to working with Mike Reed to help Electro Energy fulfill the enormous potential of its advanced battery technology.”

About Electro Energy Inc.

Electro Energy Inc., headquartered in Danbury, Connecticut, was founded in 1992 to develop, manufacture and commercialize high-powered, rechargeable bipolar nickel-metal hydride batteries for use in a wide range of applications. Its Colorado Springs operation supplies aerospace-grade high quality nickel cadmium batteries and components for satellites, aircraft and other specialty applications. EEEI is also developing high power lithium rechargeable batteries utilizing the Company’s proprietary bi-polar design. EEEI has recently acquired significant manufacturing assets near Gainesville, Fla., to accelerate commercialization of its battery technology. For further information, please visit www.electroenergyinc.com.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of Electro Energy Inc.‘s Securities and Exchange Commission filings available at http://www.sec.gov.

Pursuant to a December 1, 2004 agreement, Consulting For Strategic Growth I, Ltd. (“CFSG1”) provides Electro Energy with consulting, business advisory, investor relations, public relations and corporate development services, for which CFSG1 receives a fixed monthly fee for the duration of the agreement. Independent of CFSG1‘s receipt of cash compensation from Electro Energy, CFSG1 may choose to purchase the common stock of Electro Energy and thereafter sell those shares at any time it deems appropriate to do so. For more information, please visit www.cfsg1.com.